AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this "Amendment ") to that certain Amended and Restated Employment Agreement by and between Syniverse Corporation, a Delaware corporation (together with any Subsidiaries and Affiliates as may employ Executive from time to time, and any successor(s) thereto, the "Company") and Alfredo T. de Cardenas ("Executive") dated June 10, 2014 (the "Employment Agreement"), is entered into this
1st day of October, 2014, effective as of September 1, 2014.

WHEREAS , the Company and Executive are parties to the Employment Agreement;

WHEREAS, each of the Company and Executive with to amend the Employment Agreement as herein provided .

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to amend the Employment Agreement as follows (with terms otherwise not defined in this Amendment having the same meaning as set forth in the Employment Agreement) :

1.Amendment to the Employment Agreement.

a.Recitals. The third clause of the recitals is hereby amended and restated in its entirety as follows:

"WHEREAS , the Company desires to employ the Executive as President of Global Sales and Service, Chief Sales Officer upon the terms and conditions set forth herein."

b.Section 2(a) of the Employment Agreement. The first sentence of Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

"During the period beginning September 1, 2014 and ending on the last day of the Employment Period (the "President GSS and CSO Period"). Executive shall serve as President of Global Sales and Service, Chief Sales Officer of the Company, and shall have the normal duties, responsibilities, functions and authority of such position, subject to the power and authority of the Company's Board of Directors (the "Board") and the Company's Chief Executive Officer to expand or limit such duties, responsibilities, functions and authority and the power and authority of the Board to overrule actions of officers of the Company; provided that such permitted limitations may, nevertheless, constitute "Good Reason" under Section 8."
c.Section 3(a) of the Employment Agreement. The first sentence of Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

"During the President GSS and CSO Period, Executive' s base salary shall be Four Hundred Sixty Thousand Dollars ($460,000) per annum (as increased from time to time as provided below, the "Base Salary"), which salary shall be payable by the

Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time)."

d.Section 3(b) of the Employment Agreement. The first sentence of Section 3(b) of the Employment Agreement is hereby amended and restated in its entirely as follows:

"In addition to Base Salary, Executive will have an opportunity to earn a cash bonus (the "Annual Bonus") each calendar year during the Employment Period, commencing with calendar year 2014, as determined by the Compensation Committee, with a target annual bonus equal to eighty percent (80%) of Executive's Base Salary (the "Target Bonus") with respect to each calendar year during the President GSS and CSO Period (prorated for calendar year 2014), based upon the achievement with respect to any calendar year of performance objectives as approved by the Compensation Committee (the "Target Bonus Objectives"). For the avoidance of doubt, (i) the prorated target annual bonus for the first two-thirds of calendar year 2014 shall be equal to seventy five percent (75%) of the amount of Executive's Base Salary paid in respect of the period beginning on January 1, 2014 and ending on August 31, 2014 and (ii) the prorated target annual bonus for the last one-third of the calendar year 2014 shall be equal to eighty percent (80%) of the amount of Base Salary paid to Executive in respect of the period beginning on September l, 2014 and ending on December 31, 2014."

e.Section 4(d)(ii) of the Employment Agreement. The first sentence of Section 4(d)(ii) of the Employment Agreement is hereby amended and restated in its entirety as follows:

"Executive shall be entitled to receive any unpaid Annual Bonus for the previous fiscal year and an amount equal to the Target Bonus (i.e., 80% of his current Base Salary) for the then current fiscal year (regardless of Company performance), such unpaid Annual Bonus to be paid at such times as it would be payable if Executive's employment had not been terminated and such amount equal to the Target Bonus for the then current fiscal year to be paid at such times as the Annual Bonus for the then current fiscal year would be payable had Executive's employment not terminated;"

f.Section 4(d) of the Employment Agreement. Section 4(d) of the Employment Agreement is hereby amended by adding the following subsection
(v) immediately after subsection (iv):

"(v)    With respect to the restricted stock granted pursuant to that certain Restricted Stock Award Agreement by and between Executive and the Company, dated as of September 12, 2014 (the "Restricted Shares"), and such agreement the "Stock Award Agreement"), notwithstanding anything to the contrary in the Stock Award Agreement, (A) if such termination of
Executive's employment occurs during (x) the period beginning on the Effective Date and ending on December 30, 2015, sixty seven percent (67%) of the Restricted Shares (to the extent not already then vested), rounded down to the nearest whole share, shall automatically become vested, and (y) the period beginning on December 31, 2015 and ending on December 30, 2016, one hundred percent (100%) of the Restricted Shares shall automatically become vested, and (B) the Restricted Shares not otherwise vested (after taking into account any vesting contemplated by this Section 4(d)(v) shall not be forfeited and remain outstanding until the 1815t day following the date of such termination of Executive's employment and (I) if such termination occurs within the 180-day period immediately prior to the consummation of a Change in Control, then any portion of the Restricted Shares that have not otherwise theretofore become vested shall automatically become vested as of the date of the consummation of the Change in Control (subject to the consummation of such Change in Control), and (II) if such termination does not occur within the 180-day period immediately prior to the consummation of a Change in Control, then any portion of the Restricted Shares that have not otherwise theretofore become vested shall be automatically forfeited by Executive for no consideration on the 181st day following the date of termination of Executive's employment.

g.Section 4(d) of the Employment Agreement. The last sentence of Section 4(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

"provided. however. that the continuation of such salary and benefits, any right to acceleration of vesting and exercisability of the Options and any right to the acceleration of vesting of Restricted Shares shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 8 (including any material breach of the covenants contained in Section 5 or Section 6 below); provided, further, that Executive's eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer."

h.Definitions. Subsection (b) of the definition of "Good Reason" is hereby amended and restated in its entirety as follows:

"(b) Executive is assigned duties which, in the aggregate, represent a material reduction of his responsibilities as described by Section 2(a) or Executive's title as President of Global Sales and Service, Chief Sales Officer is materially adversely changed."

2.No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3.Acknowledgement. Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understand and agrees to its terms and provisions and intends and agrees that it be final and legally binding on Executive and the Company.

4.Governing Law: Counterparts. All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction). This Amendment may be executed in several counterparts, each of which shall be deemed to be an original and, all of which taken together constitute one and the same amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment, and this Amendment shall become effective as of the dates and year set forth above.

Syniverse Corporation

By:	/S/ STEPHEN C. GRAY
Stephen C. Gray
President and Chief Executive Officer

By:	/S/ Alfredo T. de Cardenas
Alfredo T. de Cardenas
Chief Sales Officer and President, Enterprise & Intelligence Solutions